  Filed Pursuant to Rule 424(b)(5)
 File No. 333-276739
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 29, 2024)
€3,500,000,000
International Business Machines Corporation
€1,000,000,000 3.000% Notes due 2031
€1,000,000,000 3.450% Notes due 2034
€750,000,000 3.850% Notes due 2038
€750,000,000 Floating Rate Notes due 2028

Interest on the 3.000% Notes due 2031 payable annually on February 3
Interest on the 3.450% Notes due 2034 payable annually on February 3
Interest on the 3.850% Notes due 2038 payable annually on February 3
Interest on the Floating Rate Notes payable quarterly on February 3, May 3, August 3 and November 3
IBM may redeem some or all of the 3.000% Notes due 2031 (the “2031 Notes”), the 3.450% Notes due 2034 (the “2034 Notes”) and the 3.850% Notes due 2038 (the “2038 Notes” and, together with the 2031 Notes and the 2034 Notes, the “Fixed Rate Notes”) in whole or in part at any time at the redemption prices described herein. IBM may redeem the Fixed Rate Notes and the Floating Rate Notes (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”) in whole at par if certain events occur involving changes in United States taxation, as set forth in this prospectus supplement. Application will be made to list the Notes on the New York Stock Exchange.

	Per 2031 Note	Total	Per 2034 Note	Total	Per 2038 Note	Total	Per Floating Rate Note	Total
Price to Public(1)	99.749%	€997,490,000	99.746%	€997,460,000	99.566%	€746,745,000	100.000%	€750,000,000
Underwriting Discounts and Commissions	0.200%	€2,000,000	0.350%	€3,500,000	0.470%	€3,525,000	0.075%	€562,500
Proceeds to Company	99.549%	€995,490,000	99.396%	€993,960,000	99.096%	€743,220,000	99.925%	€749,437,500

(1)
Plus accrued interest, if any, from February 3, 2026.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of the Notes, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to purchasers in book-entry form only through Clearstream or Euroclear, as the case may be, on or about February 3, 2026.

Joint Bookrunning Managers
Citigroup	BNP PARIBAS	BofA Securities	Deutsche Bank
Goldman Sachs & Co. LLC	HSBC	Mizuho
Co-Managers
CIBC Capital Markets	Société Générale Corporate & Investment Banking	TD Securities
Academy Securities	Cabrera Capital Markets LLC
January 29, 2026

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.
References herein to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency.

Prospectus Supplement
Prospectus

IN CONNECTION WITH THE ISSUE OF THE NOTES, CITIGROUP GLOBAL MARKETS LIMITED (THE “STABILIZATION MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZATION MANAGER) MAY OVER ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE

S-i

NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER ALLOTMENT MUST BE CONDUCTED BY THE STABILIZATION MANAGER IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.
ANY OF THESE ACTIVITIES MAY HAVE THE EFFECT OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE NOTES. THEY MAY ALSO CAUSE THE PRICE OF THE NOTES TO BE HIGHER THAN THE PRICE THAT OTHERWISE WOULD EXIST IN THE OPEN MARKET IN THE ABSENCE OF THESE TRANSACTIONS. THE UNDERWRITERS MAY CONDUCT THESE TRANSACTIONS IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. IF THE UNDERWRITERS COMMENCE ANY OF THESE TRANSACTIONS, THEY MAY DISCONTINUE THEM AT ANY TIME.
The distribution of this prospectus supplement and accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Offering Restrictions.”

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NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA (“EEA”)
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/ 65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM (“U.K.”)
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the U.K. For these purposes, a retail investor means a person who is neither (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”), nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.
MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ELIGIBLE COUNTER PARTIES (“ECPS”) ONLY TARGET MARKET
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (an “EU distributor”) should take into consideration the manufacturers’ target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
U.K. MIFIR PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET
Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the U.K. by virtue of the EUWA (“UK MiFIR”) and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (an “U.K. distributor”) should take into consideration the manufacturers’ target market assessment; however, an U.K. distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

INTERNATIONAL BUSINESS MACHINES CORPORATION
International Business Machines Corporation (“IBM” or the “company”) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (“C-T-R”), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological innovation, and its operations and aims have been international in nature. This was signaled over 100 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today — we create sustained value for clients by helping them leverage the power of hybrid cloud and artificial intelligence (“AI”). Our hybrid cloud platform and AI technology support clients’ digital transformations and helps them reimagine critical workflows, at scale, and modernize applications to increase agility, drive innovation and create operational efficiencies. Our offerings draw from leading IBM capabilities in software, consulting services capability to deliver business outcomes, and deep incumbency in mission-critical infrastructure, all bolstered by one of the world’s leading research organizations.
IBM’s Legal Entity Identifier is VGRQXHF3J8VDLUA7XE92.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at http://www.ibm.com. Except as stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information should be considered a part of this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:
i.
Annual Report on Form 10-K for the year ended December 31, 2024;

ii.
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; and

iii.
Current Reports on Form 8-K filed on February 7, 2025, April 29, 2025, May 2, 2025 and June 20, 2025.

We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:
Computershare Trust Company, N.A.
P.O. Box 505005
Louisville, KY 40233-5005
(781) 575-2727

RECENT DEVELOPMENTS
Fourth Quarter and Full Year Financial Results
On January 28, 2026, we reported our unaudited financial results for the three months and full year ended December 31, 2025. The tables below present highlights of our unaudited condensed consolidated financial results for the periods indicated.
The financial data included in this prospectus supplement has been prepared by, and is the responsibility of, IBM’s management. PricewaterhouseCoopers LLP has not completed its audit of our financial statements for the full year ended December 31, 2025. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to our financial statements for the full year ended December 31, 2025.
Our Annual Report on Form 10-K for the year ended December 31, 2025 will include our audited financial statements for the full year ended December 31, 2025, including the footnote disclosures associated with our year-end financial results, as well as management’s report on our internal control over financial reporting, our auditors’ audit report thereon, and management’s discussion and analysis of results of operations and financial condition. Our audited financial statements for the year ended December 31, 2025 will not be available to you prior to your investment decision with respect to the offering.

COMPARATIVE FINANCIAL RESULTS
(Unaudited; Dollars in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Income Statement Data:
REVENUE BY SEGMENT
Software	$9,031	$7,924	$29,962	$27,085
Consulting	5,349	5,175	21,055	20,692
Infrastructure	5,132	4,256	15,718	14,020
Financing	179	170	737	713
Other	(5)	29	63	243
TOTAL REVENUE	19,686	17,553	67,535	62,753
GROSS PROFIT	11,928	10,439	39,297	35,551
GROSS PROFIT MARGIN
Software	83.4%	85.0%	83.5%	83.7%
Consulting	28.4%	28.0%	28.1%	27.0%
Infrastructure	60.6%	56.9%	58.6%	55.8%
Financing	44.1%	46.9%	45.3%	47.9%
TOTAL GROSS PROFIT MARGIN	60.6%	59.5%	58.2%	56.7%
EXPENSE AND OTHER INCOME
SG&A	5,462	4,866	20,123	19,688
R&D	2,187	1,967	8,316	7,479
Intellectual property and custom development income	(277)	(301)	(964)	(996)
Other (income) and expense(1)	(66)	177	(442)	1,871
Interest expense	478	424	1,935	1,712
TOTAL EXPENSE AND OTHER INCOME	7,784	7,133	28,968	29,754
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,144	3,306	10,328	5,797
Pre-tax margin	21.0%	18.8%	15.3%	9.2%
Provision for/(Benefit from) income taxes(1)	(1,435)	379	(242)	(218)
Effective tax rate	(34.6)%	11.5%	(2.3)%	(3.8)%
INCOME FROM CONTINUING OPERATIONS	$5,579	$2,927	$10,571	$6,015
DISCONTINUED OPERATIONS Income/(loss) from discontinued operations, net of taxes	21	(12)	22	8
NET INCOME(1)	$5,600	$2,915	$10,593	$6,023

(1)
2025 results include a benefit from income taxes primarily driven by the resolution of certain tax audit matters, and 2024 results include the impacts of pension settlement charges in the third quarter of $2.7 billion ($2.0 billion net of tax) and fourth quarter of $0.4 billion.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(Dollars in Millions)	At December 31, 2025	At December 31, 2024
Balance Sheet Data:
Cash and cash equivalents	$13,587	$13,947
Total Current Assets	$36,944	$34,482
Total Assets	$151,880	$137,175
Short-term debt	$6,424	$5,089
Long-term debt	$54,836	$49,884
Total Liabilities	$119,139	$109,783
Total Equity	$32,740	$27,393
CONDENSED CONSOLIDATED CASH FLOW DATA
(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(Dollars in Millions)	2025	2024	2025	2024
Cash Flow Data:
Net Cash Provided by Operating Activities	$4,040	$4,330	$13,193	$13,445
Net Cash Provided by/(Used in) Investing Activities	$1,417	$(1,379)	$(10,302)	$(4,937)
Net Cash Provided by/(Used in) Financing Activities	$(3,406)	$(1,675)	$(3,829)	$(7,079)
USD Notes Offering
Substantially concurrently with this offering, IBM intends to offer by means of a separate prospectus supplement dollar-denominated notes (the “USD Notes”). This prospectus supplement is not an offer of any securities of IBM other than the Notes. IBM cannot assure you that the USD Notes offering will be completed, and the completion of the USD Notes offering is not a condition to the completion of the offering of the Notes.
We expect to use any net proceeds received from the USD Notes offering, together with the net proceeds from this offering, for general corporate purposes. See “Use of Proceeds.”

RISK FACTORS
Investing in the Notes involves certain risks, including but not limited to the risks described below. See “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports incorporated by reference in this prospectus supplement. These risks are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.
European Union regulation and reform of “benchmarks”, including EURIBOR, is ongoing and could have a material adverse effect on the value and return on the Floating Rate Notes.
EURIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing international regulatory reform in the European Union. Regulatory changes and the uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for EURIBOR-based securities, including the Floating Rate Notes. Any changes announced by regulators or any other governance or oversight body, or future changes adopted by such body, in the method pursuant to which the EURIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported EURIBOR rates. If that were to occur, the level of interest payments and the value of the Floating Rate Notes may be affected. Although the Floating Rate Notes provide for alternative methods of calculating the interest rate payable on the Floating Rate Notes if EURIBOR is not reported, which include requesting certain rates from major reference banks in the euro-zone interbank market, or alternatively using EURIBOR for the immediately preceding interest period or using the initial interest rate, as applicable, uncertainty as to the extent and manner of future changes may adversely affect the current trading market for EURIBOR-based securities and the value of the Floating Rate Notes. To the extent that EURIBOR is discontinued, is no longer quoted, or is unavailable, the rate on the Floating Rate Notes will be determined as set forth in “Description of Notes.” Any of these alternative methods may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on the Floating Rate Notes if the EURIBOR rate was available in its current form.

USE OF PROCEEDS
The net proceeds from the sale of the Notes after deducting underwriting discounts and commissions and estimated expenses to be paid by IBM are estimated to be approximately €3,482 million and, together with any net proceeds of the USD Notes offering, will be used for general corporate purposes.

DESCRIPTION OF NOTES
The following description of the particular terms of the Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.
General
The Notes will be issued under an Indenture (the “Senior Indenture”) dated as of October 1, 1993 between IBM and The Bank of New York Mellon, as Trustee, as supplemented by the First Supplemental Indenture dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The Notes will each be a separate series (each a “series”) of debt securities under the Senior Indenture for purposes of, among other things, payments of principal and interest, events of default and consents to amendments to the Senior Indenture. The Notes will be unsecured and will have the same rank as all of IBM’s other unsecured and unsubordinated debt.
The Notes will be subject to defeasance and covenant defeasance as provided in “Description of the Debt Securities — Satisfaction and Discharge; Defeasance” in the accompanying prospectus. The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
IBM may, without the consent of the holders of Notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes of that series (except for the price to the public, issue date and the initial interest accrual date), provided however, that no such additional notes may be issued unless such additional notes are fungible with the Notes of that series for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes of that series, will constitute a single series of notes under the Senior Indenture. No additional notes may be issued if an event of default has occurred with respect to the Notes of that series.
The term “Business Day” means any day other than a Saturday or Sunday (1) that is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.
Fixed Rate Notes
The Fixed Rate Notes will bear interest from and including February 3, 2026, at the rates of interest stated on the cover page of this prospectus supplement. Interest on the 2031 Notes will be payable annually in arrear on February 3 of each year, commencing February 3, 2027 to the persons in whose names such securities are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each February 3. Interest on the 2034 Notes will be payable annually in arrear on February 3 of each year, commencing February 3, 2027 to the persons in whose names such securities are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each February 3. Interest on the 2038 Notes will be payable annually in arrear on February 3 of each year, commencing February 3, 2027 to the persons in whose names such securities are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each February 3. Interest on the Fixed Rate Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Fixed Rate Notes (or February 3, 2026 if no interest has been paid on such Fixed Rate Notes), to but excluding the next scheduled interest payment date.
This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the handbook of the International Capital Market Association. In the event that any interest payment date (other than the maturity date) would otherwise fall on a day that is not a Business Day (as defined below), then payment of interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, provided that no interest shall accrue for the period from and after such interest payment date. The 2031 Notes will mature on February 3, 2031. The 2034 Notes will mature on February 3, 2034. The 2038 Notes will mature on February 3, 2038.
Floating Rate Notes
The Floating Rate Notes will mature on February 3, 2028 (“Floating Rate Notes Maturity Date”). If the Floating Rate Notes Maturity Date falls on a day that is not a EURIBOR business day, the payment of interest and principal will be made on the next succeeding EURIBOR business day, and no interest will accrue for the period from and after the Floating Rate Notes Maturity Date.
The Floating Rate Notes will bear interest from February 3, 2026 at a floating rate determined in the manner provided below, payable on February 3, May 3, August 3 and November 3 of each year (each such day, a “Floating Rate Interest Payment Date”), commencing on May 3, 2026, to the persons in whose names the Floating Rate Notes were registered at the close of business on the 15th day preceding the respective Floating Rate Interest Payment Date, subject to certain exceptions.
The per annum interest rate on the Floating Rate Notes (the “Floating Interest Rate”) in effect for each day of a Floating Rate Interest Period (as defined below) will be equal to the Applicable EURIBOR Rate plus 28 basis points (0.280%). The Floating Interest Rate for each Floating Rate Interest Period will be set on February 3, May 3, August 3 and November 3 of each year, and will be set for the initial Floating Rate Interest Period on May 3, 2026 (each such date, a “Floating Rate Interest Reset Date”) until the principal on the Floating Rate Notes is paid or made available for payment (the “Floating Rate Principal Payment Date”) or the Floating Rate Notes Maturity Date, as applicable. If any Floating Rate Interest Reset Date (other than the initial Floating Rate Interest Reset Date occurring on February 3, 2026) and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR business day, other than the interest payment date that is also the Floating Rate Notes Maturity Date, such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR business day; and provided further, that if the Floating Rate Notes Maturity Date is not a EURIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such Floating Rate Notes Maturity Date.
“EURIBOR business day” means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the T2 System, or any successor thereto, operates.
“Floating Rate Interest Period” shall mean the period from and including a Floating Rate Interest Reset Date to but excluding the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Floating Rate Notes Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including such Floating Rate Notes Maturity Date or Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Notes Maturity Date is not a EURIBOR business day, then the principal amount of the Floating Rate Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Floating Rate Notes Maturity Date, Floating Rate Principal Payment Date or any day thereafter.
The “Applicable EURIBOR Rate” shall mean the rate determined in accordance with the following provisions:
(1)   Two prior T2 days on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an “Interest Determination Date”), The Bank of New York Mellon, London Branch (the “Calculation Agent”), as agent for the company, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Bloomberg Screen BBAM Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Bloomberg Screen BBAM Page” means the display designated on page “BBAM” on Bloomberg (or such other page as may replace the “BBAM” page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Bloomberg Screen BBAM Page, the Applicable EURIBOR Rate will be determined as described in (2) below.
(2)   With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Bloomberg Screen BBAM Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market as selected by the company (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The company or its designee will request the principal euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by the company at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by the company are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).
The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes (known as the “Actual/360” day count). The amount of interest to be paid on the Floating Rate Notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.
The Floating Interest Rate and amount of interest to be paid on the Floating Rate Notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Floating Interest Rate will in no event be lower than zero or higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application; provided, however, that Calculation Agent shall not be responsible for verifying that the rate of interest on the Floating Rate Notes is permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of any holder of the Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the company and the holders of the Floating Rate Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Floating Rate Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish the Applicable EURIBOR Rate for any Floating Rate Interest Period, or that the company proposes to remove such Calculation Agent, the company shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.
None of the trustee, the paying agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of EURIBOR (or any other benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any benchmark transition event or related benchmark replacement date, (ii) to select, determine or designate any benchmark replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any benchmark replacement adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what benchmark replacement conforming changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the trustee, paying agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by us without independent investigation, and none will have any liability for actions taken at the company’s direction in connection therewith.
None of the trustee, the paying agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of EURIBOR or other applicable benchmark replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the trustee, paying agent or Calculation Agent shall be responsible or liable for the company’s actions or omissions, or for any failure or delay in the performance by us, nor shall any of the trustee, paying agent or Calculation Agent be under any obligation to oversee or monitor the company’s performance.
Issuance in Euro
All payments of principal, interest and additional amounts, if any, including payments made upon any redemption of the Notes, will be made in euro, and initial holders will be required to pay for the Notes in euro. If the euro is unavailable to IBM due to the imposition of exchange controls or other circumstances beyond IBM’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note will be made in U.S. dollars until such currency is again available to IBM or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of such Note so made in U.S. dollars will not constitute an event of default under the Senior Indenture.
An investment in the Notes by a purchaser whose home currency is not the euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or modification of foreign exchange controls. These risks generally depend on factors over which IBM has no control, such as economic and political events and the supply of and the demand for the relevant currencies. In recent years, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the holder.
As of January 23, 2026, the euro/U.S.$ rate of exchange was €1/U.S.$1.1828.
Applicable Law and Foreign Currency Judgments
The Notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.
Optional Redemption
Except in connection with certain tax events, the Floating Rate Notes are not redeemable prior to maturity at IBM’s option. See “— Redemption for Tax Reasons.”
The Fixed Rate Notes of each series will be redeemable, as a whole or in part, at IBM’s option, at any time or from time to time, on at least 10 days, but not more than 60 days, prior notice (by mail, electronic delivery or otherwise in accordance with the depositary’s procedures) to holders of the Fixed Rate Notes to be redeemed. Prior to the applicable Par Call Date, the redemption price for a series of Fixed Rate Notes will be equal to the greater of:
•
100% of the principal amount of the Fixed Rate Notes to be redeemed; and

•
the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate, as defined below, plus 15 basis points in the case of the 2031 Notes, 15 basis points in the case of the 2034 Notes and 15 basis points in the case of the 2038 Notes, plus, in each case, accrued and unpaid interest on the Fixed Rate Notes to be redeemed to, but excluding, the redemption date.
On and after the applicable Par Call Date, the redemption price for a series of Fixed Rate Notes will be equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
Notwithstanding the foregoing, installments of interest on Fixed Rate Notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Fixed Rate Notes and the Senior Indenture.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the applicable Comparable Government Bond, as defined below, on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker, as defined below.
“Comparable Government Bond” with respect to any Comparable Government Bond Rate calculation means a German government bond selected by an Independent Investment Banker as having a maturity closest to the remaining term of the relevant series of Fixed Rate Notes to be redeemed (assuming, for this purpose, that the relevant series of Fixed Rate Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities having a maturity closest to such remaining term of such series of Fixed Rate Notes, or if such Independent Investment Banker in its discretion considers that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate for the relevant series of Fixed Rate Notes.
“Independent Investment Banker” means one of the Reference Bond Dealers, to be appointed by IBM.
“Par Call Date” means, with respect to the 2031 Notes, January 3, 2031 (one month prior to the maturity date of the 2031 Notes), with respect to the 2034 Notes, November 3, 2033 (three months prior to the maturity date of the 2034 Notes) and with respect to the 2038 Notes, November 3, 2037 (three months prior to the maturity date of the 2038 Notes).
“Reference Bond Dealer” means each of Citigroup Global Markets Limited, BNP PARIBAS, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, HSBC Bank plc, Merrill Lynch International and Mizuho International plc and their respective successors or a Primary Bond Dealer selected by any of them, and their respective successors; provided however, that if any of the foregoing shall cease to be a broker or dealer of, and/or market maker in, German government bonds, which we refer to as a “Primary Bond Dealer,” IBM will substitute therefor another nationally recognized investment banking firm that is a Primary Bond Dealer.
“Remaining Scheduled Payments” means, with respect to each Fixed Rate Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming, for this purpose, that the Fixed Rate Notes matured on the applicable Par Call Date); provided however, that, if such redemption date is not an interest payment date with respect to such Fixed Rate Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.
The company will notify the trustee of the redemption price promptly after the calculation thereof and the trustee shall not be responsible or liable for any calculation of the redemption price or of any component thereof.
On and after the redemption date of a series of the Fixed Rate Notes, interest will cease to accrue on such Fixed Rate Notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Fixed Rate Notes to be redeemed on that date. If fewer than all of the Fixed Rate Notes of a series are to be redeemed, the Fixed Rate Notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.
The Fixed Rate Notes of each series are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the Fixed Rate Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “— Redemption for Tax Reasons.”
Payments of Additional Amounts
IBM will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes of each series such additional amounts as are necessary in order that the net payment by IBM or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)
being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)
having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c)
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)
being or having been a “10-percent shareholder” of IBM as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)
to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)
to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)
to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)
to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

(8)
to any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements entered into in connection with the implementation thereof;

(9)
with respect to any payment to the extent such payment could have been made without such deduction or withholding if the holder or beneficial owner of the Notes had presented the Notes for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment became due and payable or date on which payment thereof is duly provided for, whichever is later, except for additional amounts with respect to taxes that would have been imposed had the holder or beneficial owner presented the Notes for payment within such 30-day period; and

(10)
in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “— Payments of Additional Amounts” and under the heading “— Redemption for Tax Reasons,” IBM shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of, or in any government or political subdivision.
As used under this heading “— Payments of Additional Amounts” and under the heading “— Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and the term “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, IBM becomes, or based upon a written opinion of independent counsel selected by IBM, will become obligated to pay additional amounts as described herein under the heading “— Payments of Additional Amounts” with respect to any Notes, then IBM may at its option redeem, in whole, but not in part, such Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.
Book-Entry System
We have obtained the information in this section concerning Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
The Notes of each series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes will be reflected in the book-entry records of Clearstream and Euroclear.
The distribution of the Notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro, except as described in this prospectus supplement under the heading “— Issuance in Euro.”
Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow book-entry interests in the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Senior Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Senior Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.
We have been advised by Clearstream and Euroclear, respectively, as follows:
Clearstream
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to the cash accounts of Clearstream Participants in accordance with its rules and procedures.
Euroclear
Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.
Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.
Clearance and Settlement Procedures
We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Senior Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Notes
Individual certificates in respect of Notes will not be issued in exchange for the global notes, except in very limited circumstances. If Euroclear or Clearstream notifies us that it is unwilling or unable to continue as a clearing system in connection with a global note, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear or Clearstream, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such global notes upon delivery of such global notes for cancellation.
If individual certificates are issued, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to its beneficial interest and to have those Notes registered in its name. Notes issued in definitive form will be issued as registered Notes in minimum denominations of €100,000 and integral multiples of €1,000 in addition thereto. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive Notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Notes unless and until such time as its holding satisfies the minimum denomination requirement. You may transfer the definitive Notes by presenting them for registration at the corporate trust office of the registrar or at any other office or agency which is maintained for these purposes. Notes presented for registration must be duly endorsed by you or your attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by you or your attorney duly authorized in writing. We may require you to pay a sum sufficient to cover any tax or other government charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.
In the case of a transfer of part of a holding of Notes represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred and a further new certificate in respect of the balance of the holding not transferred shall be issued to the transferor. Any new certificates shall be obtained at the specified office of the registrar within three business days of receipt by the registrar. For the purposes of this paragraph, “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the registrar.
If IBM issues definitive Notes, IBM will do so at the office of The Bank of New York Mellon, London Branch, the paying agent and registrar for the Notes, including any successor paying agent and registrar for the Notes.

Same-Day Payment
So long as Euroclear, Clearstream or the nominee of the common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global notes for all purposes under the Senior Indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made in immediately available funds.
If we issue definitive Notes, interest on such Notes will be payable either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account, which application shall remain in effect until the holder notifies the registrar, in writing, to the contrary.
Euroclear and Clearstream Arrangements
None of IBM, any agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)), have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

UNITED STATES TAXATION
General
This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes. However, the discussion is limited in the following ways:
•
The discussion only covers you if you buy your Notes in the initial offering at the price set forth on the cover page.

•
The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

•
certain financial institutions;

•
insurance companies;

•
dealers in securities;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•
persons subject to the alternative minimum tax.

•
The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes.

•
The discussion does not cover you if you are an accrual method taxpayer required to recognize income no later than when such income is taken into account for financial accounting purposes.

•
The discussion is based on current law. Changes in the law may change the tax treatment of the Notes possibly with a retroactive effect.

•
The discussion does not cover state, local or foreign law.

•
The discussion does not apply to you if you are a Non-U.S. Holder (as defined below) of Notes and if you (a) own, actually or constructively, 10% or more of the voting stock of the company, (b) are a “controlled foreign corporation” related, directly or indirectly, to the company through stock ownership or (c) are a bank making a loan in the ordinary course of business.

•
We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning and disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary does not represent a detailed description of the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address other U.S. federal taxes (such as gift taxes and the Medicare contribution tax on net investment income). It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of Notes. If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.
Tax Consequences to U.S. Holders
This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is:
•
an individual U.S. citizen or resident alien;

•
a corporation (or an entity taxable as a corporation for U.S. federal income tax purposes) that was created under U.S. law (federal, or state or the District of Columbia); or

•
an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.
Interest
•
All holders of Notes will be taxable on the U.S. dollar value of euro, payable as interest on the Notes.

•
If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the euro when it is received by you. The value of the euro will be determined using a “spot rate” in effect at such time. “Spot rate” generally means a currency exchange rate that reflects a market exchange rate available to the public for euro.

•
If you are an accrual method taxpayer, you will be taxed on the value of the euro payable as interest as the interest accrues on the Notes. In determining the value of the euro for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you will generally also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the euro received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment. If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

•
Your tax basis in the euro you receive as interest will be the aggregate amount reported by you as income with respect to the receipt of the euro.

Sale, Redemption or Retirement of Notes
On the sale, redemption or retirement of your Note:
•
You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Note. Upon your receipt of euro, those euro are valued for this purpose at the spot rate of the euro. In case of a redemption or retirement of the Note, the spot rate is determined as of the date of the redemption or retirement. In case of a sale on an established securities market, the spot rate is determined as of (i) the settlement date of the sale for a cash basis taxpayer (or, upon election, an accrual basis taxpayer) or (ii) the trade date of the sale for a non-electing accrual basis taxpayer. Your tax basis in the Note is the U.S. dollar value of the euro amount paid for the Note, determined on the date of purchase (or the settlement date if the notes are traded on an established securities market and you are a cash basis taxpayer or an electing accrual basis taxpayer, as described above).

•
Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year.

•
You will realize foreign currency gain or loss on the Note to the extent the U.S. dollar value of the euro received for the Note, based on the spot rate on the applicable disposition date referred to above, is greater or less than the U.S. dollar value of the euro paid for the Note, based on the spot rate at the time you acquired the Note. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the Note. A non-electing accrual basis taxpayer selling the Notes on an established securities market will also realize foreign currency gain or loss on the receipt of euro to the extent (i) the U.S. dollar value of the euro determined at the spot rate on the settlement date of the sale differs from (ii) the U.S. dollar value of the euro determined at the spot rate on the trade date of the sale.

•
If you sell a Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•
Your tax basis in the euro you receive on sale or retirement of the Note will be the U.S. dollar value of euro reported by you as received on the sale or retirement of the Note (or, in the case of a non-electing accrual basis taxpayer that sells the Notes on an established securities market, on the receipt of such euro, as explained above).

Sale of Euro
•
If you receive euro as principal or interest on a Note, and you later sell (or are considered to sell) those euro for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the euro. In addition, when you purchase a Note in euro, you will have taxable gain or loss if your tax basis in the euro is different from the U.S. dollar value of the euro on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Foreign Currency Loss
In general, any foreign currency loss claimed by you from a sale, redemption or retirement of your Note or foreign currency received in respect of such Note will be treated as a “reportable transaction” for U.S. federal income tax purposes to the extent that the amount of the loss equals or exceeds certain threshold amounts. You should consult your own tax advisors concerning the application of the reportable transaction regulations to your investment in the Notes, including any requirement to file IRS Form 8886 with your tax return.
Information Reporting and Backup Withholding
Under U.S. federal tax rules concerning information reporting to the IRS:
•
Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and sale or retirement proceeds on your Notes, unless an exemption applies.

•
Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•
If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 24% on all amounts payable to you on the Notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•
All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is:
•
an individual who is a nonresident alien;

•
a corporation (or an entity taxable as a corporation for U.S. federal income tax purposes) organized or created under non-U.S. law; or

•
an estate or trust that is not taxable in the United States on its worldwide income.

Withholding Taxes
Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes on interest to apply to you, you must meet one of the following requirements:
•
You provide a completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, (or substitute form) to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN or Form W-8BEN-E, as applicable, contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Holder.

•
You hold your Notes directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•
You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you generally must complete Form W-8BEN or Form W-8BEN-E, as applicable, and fill out Part III of the form to state your claim for treaty benefits. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•
The interest income on the Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:
•
The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•
The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•
An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN or Form W-8BEN-E, as applicable, (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary — or if there is a qualified intermediary in the chain of title between you and the withholding agent for the Notes — the qualified intermediary will not generally forward this information to the withholding agent.

We suggest that you consult your tax advisor about the specific methods for satisfying these requirements.
Sales or Retirement of Notes
If you sell a Note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:
•
The gain is connected with a trade or business that you conduct in the United States.

•
You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

•
The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business
If you hold your Note in connection with a trade or business that you are conducting in the United States:
•
Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

•
If you are a corporation, you may be subject to an additional “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes
If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not subject to U.S. federal withholding tax and not connected to a trade or business that you were conducting in the United States.
Information Reporting and Backup Withholding
U.S. federal income tax rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:
•
Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you will generally be reported to the IRS on Form 1042-S.

•
Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the United States office of a broker, and information reporting (but not generally backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

In general, you may file Form W-8BEN or Form W-8BEN-E, as applicable, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale of your Notes.
FATCA
Legislation referred to as the Foreign Account Tax Compliance Act (“FATCA”) may impose a U.S. federal withholding tax of 30% on payments of interest to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity complies with certain reporting and disclosure obligations under FATCA. You should consult your own tax advisor regarding the possible implications of FATCA on your investment in the Notes.

UNDERWRITING
Citigroup Global Markets Limited, BNP PARIBAS, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, HSBC Bank plc, Merrill Lynch International and Mizuho International plc are acting as joint bookrunning managers of the offering, and as representatives of the underwriters named below.
Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and IBM has agreed to sell to that underwriter, the principal amount of Notes of each series set forth opposite the underwriter’s name.
Underwriter	Principal Amount of 2031 Notes	Principal Amount of 2034 Notes	Principal Amount of 2038 Notes	Principal Amount of Floating Rate Notes
Citigroup Global Markets Limited	€134,285,000	€134,285,000	€100,715,000	€100,715,000
BNP PARIBAS	134,285,000	134,285,000	100,715,000	100,715,000
Deutsche Bank AG, London Branch	134,286,000	134,286,000	100,714,000	100,714,000
Goldman Sachs & Co. LLC	134,286,000	134,286,000	100,714,000	100,714,000
HSBC Bank plc	134,286,000	134,286,000	100,714,000	100,714,000
Merrill Lynch International	134,286,000	134,286,000	100,714,000	100,714,000
Mizuho International plc	134,286,000	134,286,000	100,714,000	100,714,000
Canadian Imperial Bank of Commerce, London Branch	15,000,000	15,000,000	11,250,000	11,250,000
Société Générale	15,000,000	15,000,000	11,250,000	11,250,000
TD Global Finance unlimited company	15,000,000	15,000,000	11,250,000	11,250,000
Academy Securities, Inc.	7,500,000	7,500,000	5,625,000	5,625,000
Cabrera Capital Markets LLC	7,500,000	7,500,000	5,625,000	5,625,000
Total	€1,000,000,000	€1,000,000,000	€750,000,000	€750,000,000
The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes of a series if any are taken.
IBM has been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer some of the Notes to dealers at the public offering prices less a concession not to exceed 0.120% of the principal amount of the 2031 Notes, 0.200% of the principal amount of the 2034 Notes, 0.300% of the principal amount of the 2038 Notes and 0.045% of the principal amount of the Floating Rate Notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.080% of the principal amount of the 2031 Notes, 0.150% of the principal amount of the 2034 Notes, 0.170% of the principal amount of the 2038 Notes and 0.030% of the principal amount of the Floating Rate Notes. After the initial offering of the Notes to the public, the representatives may change the public offering prices. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discounts and commissions that IBM will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by IBM
Per 2031 Note	0.200%
Per 2034 Note	0.350%
Per 2038 Note	0.470%
Per Floating Rate Note	0.075%
The Notes of each series are a new issue of securities with no established trading market. The underwriters have informed IBM that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice.
IBM intends to apply to list the Notes on the New York Stock Exchange. It is not possible to predict whether the application will be approved for listing or, if approved, whether the application will be approved prior to the settlement date. Settlement of the Notes is not conditional on obtaining the listing, and we are not required to maintain the listing.
In connection with the issue of the Notes, Citigroup Global Markets Limited (the “Stabilization Manager”) (or persons acting on behalf of the Stabilization Manager) may over allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over allotment must be conducted by the Stabilization Manager in accordance with all applicable laws and rules.
Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, brokerage and corporate trust activities. The underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking, general financing and banking and corporate trust services for, IBM and its subsidiaries in the ordinary course of business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of IBM. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, affiliates of certain of the underwriters are expected to serve as underwriters of the USD Notes in such offering and will receive customary underwriting discounts and commissions in connection with such roles.
IBM has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.
IBM expects that delivery of the Notes will be made to investors on or about February 3, 2026, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day (as such term is used for purposes of Rule 15c6-1 of the Exchange Act) unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.
Offering expenses payable by IBM are estimated at $650,000, excluding underwriting discounts and commissions.

OFFERING RESTRICTIONS
Any underwriter that is not a broker-dealer registered with the SEC will only make sales of Notes in the United States through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.
The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM except as set forth in the underwriting agreement.
Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.
Prohibition of Sales to EEA Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the EEA. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to U.K. Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the U.K. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is neither:

(i)
a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; nor

(ii)
a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe the Notes.

Consequently, no key information document required by the U.K. PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to IBM; and

(b)
it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

LEGAL OPINIONS
The validity of the Notes offered hereby will be passed upon for IBM by Jane P. Edwards, Esq., Vice President, Assistant General Counsel and Secretary of IBM, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Ms. Edwards owns and has other interests in common stock of IBM. Davis Polk & Wardwell LLP provides legal services to IBM from time to time.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
International Business Machines Corporation
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
CAPITAL STOCK
WARRANTS

We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.
IBM’s capital stock is traded on The New York Stock Exchange under the trading symbol “IBM”.
The mailing address of our principal executive office is One New Orchard Road, Armonk, NY 10504. Our telephone number is (914) 499-1900.
Investing in our securities involves certain risks. See “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

These securities have not been approved by the U.S. Securities and Exchange Commission (SEC) or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 29, 2024.

i

SUMMARY
This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.
About this Prospectus
This prospectus is part of a registration statement we have filed with the SEC using a “shelf” registration process. Using this process we may offer securities or any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Summary — Where You Can Find More Information.”
About International Business Machines Corporation
International Business Machines Corporation (IBM or the company) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since that time, IBM has focused on the intersection of business insight and technological innovation, and its operations and aims have been international in nature. This was signaled almost 100 years ago, in 1924, when C-T-R changed its name to International Business Machines Corporation. And it continues today — we create sustained value for clients by helping them leverage the power of hybrid cloud and artificial intelligence (AI). Our hybrid cloud platform and AI technology support clients’ digital transformations and helps them reimagine critical workflows, at scale, and modernize applications to increase agility, drive innovation and create operational efficiencies. Our offerings draw from leading IBM capabilities in software, consulting services capability to deliver business outcomes, and deep incumbency in mission-critical infrastructure, all bolstered by one of the world’s leading research organizations. The mailing address of our principal executive office is One New Orchard Road, Armonk, NY 10504. Our telephone number is (914) 499-1900.
Debt Securities
We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities”. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the senior and subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.
The senior debt securities will be issued under an indenture between us and The Bank of New York Mellon, as the trustee. The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.
General Indenture Provisions That Apply to Senior and Subordinated Debt Securities
Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.
The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.
We may discharge our obligations under the indentures by depositing with the trustee sufficient funds or government obligations to pay the debt securities when due.
Events of default.   Each indenture provides that the following are events of default in connection with any series of debt securities:
•
If we do not pay interest for 30 days after its due date.

•
If we do not pay principal or premium when due.

•
If we do not make any sinking fund payment for 30 days after its due date.

•
If we continue to breach a covenant for 90 days after notice.

•
If we enter bankruptcy or become insolvent.

If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount of a series may rescind this action.
General Indenture Provisions That Apply Only to Senior Debt Securities
The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.
General Indenture Provisions That Apply Only to Subordinated Debt Securities
The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries’ creditors generally will have priority with respect to the subsidiaries’ assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors of our subsidiaries.
The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.
Preferred Stock and Depositary Shares
We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.
Capital Stock
We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.
Warrants
We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our web site at http://www.ibm.com. Except as stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:
i.
Annual Report on Form 10-K for the year ended December 31, 2022;

ii.
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; and

iii.
Current Reports on Form 8-K or, where applicable, filed portions of those reports (but not portions of those reports which were furnished) filed on January 5, 2023, February 3, 2023, February 3, 2023, April 28, 2023, June 16, 2023, July 31, 2023 and December 12, 2023.

We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:
Computershare Trust Company, N.A.
P.O. Box 505005
Louisville, KY 40233-5005
(781) 575-2727
We have not authorized anyone else to provide you with any information other than that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS
Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.
DESCRIPTION OF THE DEBT SECURITIES
The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.
The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and The Bank of New York Mellon, as trustee. This indenture is referred to as the “senior indenture”. The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the “subordinated indenture”. The senior indenture and the subordinated indenture are together called the “indentures”.
The following is a summary of some of the important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. These descriptions do not restate the indentures in their entirety. We urge you to read the indentures because they, not this description, define your rights as holders of debt securities. Section references below are to the section in the applicable indenture.
General
Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•
the title of the debt securities;

•
any limit upon the aggregate principal amount of the debt securities;

•
the maturity date or dates, or the method of determining the maturity dates;

•
the interest rate or rates, or the method of determining those rates;

•
the interest payment dates and, for debt securities in registered form, the regular record dates;

•
the places where payments may be made;

•
any mandatory or optional redemption provisions;

•
any sinking fund or analogous provisions;

•
any conversion or exchange provisions;

•
any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•
the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

•
any deletions of, or changes or additions to, the events of default or covenants;

•
if other than U.S. dollars, the currency, currencies or composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•
the method of determining the amount of any payments on the debt securities which are linked to an index;

•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•
any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•
whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•
any other specific terms of the debt securities. (Sections 202 and 301)

Unless we otherwise specify in the prospectus supplement:
•
the debt securities will be registered debt securities;

•
registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

•
bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

Debt securities may bear legends required by U.S. Federal tax law and regulations. (Section 401)
If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.
Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.
IBM may in the future, without the consent of the holders, increase the outstanding principal amount of any series of debt securities on the same terms and conditions and with the same CUSIP numbers as debt securities of that series previously issued. Any such additional debt securities will vote together with all other debt securities of the same series for purposes of amendments, waivers and all other matters with respect to such series.
Exchange, Registration and Transfer
Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.
The designated security registrar in the United States for the senior debt securities is BNY Mellon Corporate Trust, US Corporate Client Service Management, located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.
If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.
We will not be required to:
•
issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

•
the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

•
the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

•
the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

•
register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

•
exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption. (Section 404)

Payment and Paying Agent
We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and 410)
We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)
If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)
Our paying agent in the United States for the senior debt securities is BNY Mellon Corporate Trust, US Corporate Client Service Management, located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262. If and when we issue subordinated debt securities, we’ll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.
Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by the operator of the Euroclear System or Clearstream Banking, société anonyme (Clearstream). (Section 411)

Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)
Temporary Global Securities
All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.
On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.
No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)
Interest on a temporary global bearer security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:
•
is not beneficially owned by a United States person;

•
has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•
if a beneficial interest has been acquired by a United States person, that:

•
such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

•
the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)
Definitive Global Securities
Bearer securities.   The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section 404)
U.S. Book-entry securities.   Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as “book-entry securities”.
When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as “participants”.
The accounts to be credited shall be designated by the underwriters or agents for the sale of such book- entry securities or by us, if we offer and sell those securities directly.
Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.
Owners of book-entry securities:
•
will not be entitled to have the debt securities registered in their names;

•
will not be entitled to receive physical delivery of the debt securities in definitive form; and

•
will not be considered the owners or holders of those debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.
We expect that the depositary for book-entry securities of a series will immediately credit participants’ accounts with payments received by the depositary or nominee in amounts proportionate to the participants’ beneficial interests as shown on the records of such depositary.
We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. The payments by participants to the owners of beneficial interests will be the responsibility of those participants.
Practical Implications of Holding Debt Securities in Street Name
Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:
•
How it handles securities payments and notices;

•
Whether it imposes additional fees or charges;

•
How it would handle voting and related issues if ever required;

•
How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

•
Whether and how it would react on other matters which are important to persons who hold debt securities in “street name”.

Covenants
Limitation on merger, consolidation and certain sales of assets.   We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:
•
the successor is a U.S. corporation;

•
the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•
immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)
Each indenture contains a provision that permits us to elect:
1.
to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

2.
to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

a.
the limitations on mergers, consolidations and sale of assets,

b.
the limitations on sale and leaseback transactions under the senior indenture, and

c.
the limitations on secured indebtedness under the senior indenture.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the action. (Section 503)
If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)
Events of Default, Notice and Waiver
If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.
The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)
Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:
•
we fail to pay interest on any debt security of the series for 30 days when due;

•
we fail to pay the principal or any premium on any debt securities of the series when due;

•
we fail to make any sinking fund payment for 30 days when due;

•
we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

•
we enter into bankruptcy or become insolvent.

An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)
Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)
Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)
Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)
Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106 of senior indenture and Section 1104 of subordinated indenture)
Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.
Modification of the Indentures
Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)
Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:
•
change the stated maturity of any debt security;

•
reduce the principal, premium (if any) or rate of interest on any debt security;

•
change any place of payment or the currency in which any debt security is payable;

•
impair the right to enforce any payment after the stated maturity or redemption date;

•
adversely affect the terms of any conversion right;

•
reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•
change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

•
change the provisions in the indenture that relate to its modification or amendment. (Section 1002)

Meetings
The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)
A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)
Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.
In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. (Section 1404)
Notices to Holders
In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)
Title
Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)
Replacement of Securities and Coupons
We think it’s very important for you to keep your securities safe. If you don’t, you’ll have to follow these procedures. We’ll replace debt securities or coupons that have been mutilated, but you’ll have to pay for the replacement, and you’ll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we’ll go about issuing any replacement debt security or coupon. (Section 405)
Governing Law
The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.
Our Relationship with the Trustee
We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.
Senior Debt Securities
The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.
Covenants in the Senior Indenture
Limitation on secured indebtedness.   Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:
•
the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

•
the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

You should note that we don’t include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104 of senior indenture)
Limitation on sale and leaseback transactions.   Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any Principal Property that is sold to any other person in connection with that lease unless either:
1.
the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

•
the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

•
the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

We don’t include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. or
2.
an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

•
the net proceeds to us or a Restricted Subsidiary from the sale; and

•
the discounted present value of all net rentals payable under the lease.

Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105 of senior indenture)
We think it’s important for you to be aware that this limitation on sale and leaseback transactions won’t apply to any leases that we may enter into relating to newly acquired, improved or constructed property.
We think it’s also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107 of senior indenture)
Definitions
“Secured Indebtedness” means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:
•
outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

•
incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

•
secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

•
owing to us or any Restricted Subsidiary;

•
secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

•
constituting our guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of ours and any other Restricted Subsidiaries;

•
arising from any sale and leaseback transaction;

•
incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

•
constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

“Principal Property” means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:
•
products marketed by us or our subsidiaries;

•
any property financed through the issuance of tax-exempt governmental obligations;

•
any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

•
any property in which the interest of us and all of our subsidiaries does not exceed 50%.

“Consolidated Net Tangible Assets” means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:
•
all trade names, trademarks, licenses, patents, copyrights and goodwill;

•
organizational and development costs;

•
deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

•
unamortized debt discount and expense minus unamortized premium.

We don’t include in intangible assets any program products.
“Attributable Debt” means the discounted present value of a lessee’s obligation for rental payments under a sale and leaseback transaction of Principal Property, reduced by amounts owed by any sublessee for rental obligations during the remaining term of that transaction. The discount rate we use for the Attributable Debt is called the “Attributable Interest Rate.” We compute the Attributable Interest Rate as the weighted average of the interest rates of all securities then issued and outstanding under the senior indenture.
“Restricted Subsidiary” means:
1.
any of our subsidiaries:

a.
which has substantially all its property in the United States;

b.
which owns or is a lessee of any Principal Property; and,

c.
in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

2.
any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

“Restricted Subsidiary” doesn’t include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of senior indenture)
Subordinated Debt Securities
The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of subordinated indenture)
In addition, claims of our subsidiaries’ creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors of our subsidiaries.
The subordinated indenture defines “senior indebtedness” to mean the principal of, premium, if any, and interest on:
•
all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

•
any deferrals, renewals or extensions of any senior indebtedness.

However, the term “senior indebtedness” will not include:
•
any of our obligations to our subsidiaries;

•
any liability for Federal, state, local or other taxes owed or owing by us;

•
any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

•
any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

•
any obligations with respect to any capital stock; or

•
any indebtedness incurred in violation of the subordinated indenture.

There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.
Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:
•
any senior indebtedness is not paid when due, or

•
the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.
The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness’ maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of subordinated indenture)

In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of subordinated indenture)
If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of subordinated indenture)
If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1504 of subordinated indenture)
As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It’s important to keep this in mind if you decide to hold our subordinated debt securities.
DESCRIPTION OF THE PREFERRED STOCK
The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.
All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.
We are authorized to issue up to 150,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:
•
issue one or more series of preferred stock;

•
determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•
determine the number of shares in any series.

The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:
•
whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•
the dividend rate (or method for determining the rate);

•
the liquidation preference per share of that series of preferred stock, if any;

•
any conversion provisions applicable to that series of preferred stock;

•
any redemption or sinking fund provisions applicable to that series of preferred stock;

•
the voting rights of that series of preferred stock, if any; and

•
the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.
Dividends
Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.
Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.
Convertibility
No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.
Redemption and Sinking Fund
No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.
Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.
Liquidation
In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.
If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.
Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.
Voting
Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.
Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.
No Other Rights
The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.
Transfer Agent and Registrar
We’ll designate the transfer agent for each series of preferred stock in the prospectus supplement.
Description of the Depositary Shares
We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.
The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.
Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.
The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.
Dividends
The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption
If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.
Voting
Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.
Withdrawal of Preferred Stock
Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:
•
all outstanding depositary shares have been redeemed; or

•
there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary
We’ll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We’ll also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.
Reports to Holders
The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary — and at other places as it thinks advisable — any reports and communications we deliver to the depositary as the holder of preferred stock.
Liability and Legal Proceedings
Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.
U.S. Federal Income Tax Consequences
Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for U.S. Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:
•
no gain or loss will be recognized for U.S. Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

•
the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•
the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

Series A Preferred Stock
On October 1, 2021, we established the terms, rights, obligations and preferences of our Series A Preferred Stock by filing a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of New York. The Certificate of Amendment designated 75,000,000 shares as Series A Preferred Stock, par value $0.01 per share, of which 57,916,244 shares of Series A Preferred Stock were issued to a wholly owned subsidiary of ours. We do not intend to issue or transfer any shares of Series A Preferred Stock to any third parties and such shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended. Consistent with New York Business Corporation Law Section 612(b), so long as such shares are held by our wholly owned subsidiary, the shares of Series A Preferred Stock issued on October 1, 2021 are not entitled to vote and are not counted in determining the total number of outstanding shares of IBM.
Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a per share dividend payment equal to three times the dividend declared per share of our common stock; provided that if we distribute equity securities of a subsidiary, then, in lieu of participating in such distribution, each share of Series A Preferred Stock will receive an additional number of shares of Series A Preferred Stock or other property of at least equivalent value, in each case as determined by our Board of Directors.

Each share of Series A Preferred Stock will entitle the holder thereof to one vote on all matters submitted to a vote of our stockholders; however, shares of Series A Preferred Stock held by a subsidiary of ours will not be entitled to any voting rights.
Upon liquidation, a holder of Series A Preferred Stock will be entitled to the greater of the par value per share of Series A Preferred Stock or the amount that would be distributable on three shares of our common stock.
The terms of the Series A Preferred Stock are subject to customary anti-dilution adjustments.
DESCRIPTION OF THE CAPITAL STOCK
As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of December 31, 2023, 2,266,911,159 shares of capital stock were issued and 915,013,646 were outstanding.
Dividends.   Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.
Voting.   Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.
Rights upon liquidation.   In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.
Miscellaneous.   Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.
DESCRIPTION OF THE WARRANTS
We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:
•
the title of the warrants;

•
the offering price for the warrants, if any;

•
the aggregate number of the warrants;

•
the designation and terms of the debt securities purchasable upon exercise of the warrants;

•
if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•
if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•
the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•
the dates on which the right to exercise the warrants will commence and expire;

•
if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•
whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•
information relating to book-entry procedures, if any;

•
the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
if applicable, a discussion of material U.S. Federal income tax considerations;

•
anti-dilution provisions of the warrants, if any;

•
redemption or call provisions, if any, applicable to the warrants; and

•
any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants
The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:
•
the title of the warrants;

•
the offering price for the warrants, if any;

•
the aggregate number of the warrants;

•
the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

•
if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•
if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•
the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•
the dates on which the right to exercise the warrants commence and expire;

•
if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•
the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
if applicable, a discussion of material U.S. Federal income tax considerations;

•
antidilution provisions of the warrants, if any;

•
redemption or call provisions, if any, applicable to the warrants;

•
any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•
any other information we think is important about the warrants.

PLAN OF DISTRIBUTION
We may sell the securities:
•
through underwriters;

•
through agents; or

•
directly to purchasers.

In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you’ll want to pay particular attention to the description of that system we’ll provide in a prospectus supplement.
Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.
Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.
We’ll describe in a prospectus supplement the particular terms of the offering of the securities, including the following:
•
the names of any underwriters;

•
the purchase price and the proceeds we will receive from the sale;

•
any underwriting discounts and other items constituting underwriters’ compensation;

•
any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•
any securities exchanges on which the securities of the series may be listed; and

•
any other information we think is important.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.
The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.
Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, as amended, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Each series of securities, other than our capital stock, will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won’t be obligated to do so, and may discontinue any market making at any time without notice. We can’t and won’t give any assurances as to the liquidity of the trading market for any of our securities.
LEGAL OPINIONS
The legality of the securities will be passed upon by Mr. Frank Sedlarcik, Esq., our Vice President, Assistant General Counsel and Secretary. Mr. Sedlarcik owns and has other interests in common stock of IBM.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of International Business Machines Corporation for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.